Exhibit 99.1

NeOnc Reports Third Quarter 2026 Financial Results and Highlights Recent Corporate and Clinical Progress

Updated NEO100 Phase 1/2a results and NEO212 Phase 1 data to be presented at the Society for Neuro-Oncology Annual Meeting on November 13

CALABASAS, Calif., Nov. 05, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a clinical-stage biopharmaceutical company developing therapies for central nervous system (CNS) cancers, today announced financial results for the third quarter ended September 30, 2026, and highlighted recent corporate and clinical progress, including the upcoming presentation of data from its NEO100 and NEO212 programs at the Society for Neuro-Oncology Annual Meeting.

Amir F. Heshmatpour, Executive Chairman, President and Chief Executive Officer, commented:

“The third quarter marked a period of meaningful progress for NeOnc, strengthening our clinical programs, our balance sheet and our international presence. In August, we were pleased to report positive topline Phase 2a results for intranasal NEO100 in recurrent IDH1-mutant high-grade glioma. The study met its primary endpoint, an important milestone that supports the potential of our intranasal approach to directly address delivery across the blood-brain barrier, one of the greatest challenges in treating brain cancer. Additionally, during the quarter, NEO212 continued to advance toward Phase 2 development, and we look forward to sharing data from both programs at the Society for Neuro-Oncology Annual Meeting on November 13.

“Alongside these clinical achievements, we strengthened the financial and strategic foundation that supports them. In September, we raised $15 million from new and existing healthcare-focused institutional investors and used a portion of the proceeds to redeem all of our Series A Convertible Preferred Stock in cash, eliminating its potential dilution for our shareholders. At the same time, our net loss for the quarter was $4.4 million, down from $8.6 million in the third quarter of 2025, and total operating expenses declined to $5.8 million from $6.9 million.

“In October, we were honored to enter into a memorandum of understanding (MoU) with the Department of Health – Abu Dhabi to advance research and clinical capability in CNS oncology in the Emirate of Abu Dhabi. The MoU creates a framework to bring NeOnc’s development expertise together with the Emirate’s healthcare capabilities, and we are proud to work alongside the Department of Health to address the needs of patients with complex and rare brain cancers, including children.

“Finally, we were delighted to welcome Nasim Shomali and Ali Alabedin to our Board of Directors, whose expertise in corporate planning, banking and international markets deepens the Board as NeOnc grows. We thank our patients, investigators, partners and shareholders for their support, and we are encouraged by the work ahead as we strive to bring new approaches to patients with brain cancer.”

Third Quarter and Recent Highlights

Society for Neuro-Oncology Annual Meeting

●	NEO100 and NEO212 Data Presentations: Data from both of NeOnc’s clinical programs will be presented in two posters on Friday, November 13, 2026, at the 31st Annual Meeting and Education Day of the Society for Neuro-Oncology (SNO) at the Pennsylvania Convention Center in Philadelphia. Thomas C. Chen, MD, PhD, will present updated results from the Phase 1/2a study and compassionate use experience with intranasal NEO100 in recurrent WHO Grade III/IV IDH1-mutant astrocytoma (Abstract CTNI-26). Josh Neman, PhD, will present Phase 1 safety, pharmacokinetic and early activity data for oral NEO212 in TMZ-resistant recurrent glioblastoma and brain metastases (Abstract CTNI-27).

NEO100 Clinical Progress

●	Positive Topline Phase 2a Results: In August, the Company reported positive topline results from the Phase 2a portion of NEO100-01, evaluating intranasal NEO100 in patients with recurrent IDH1-mutant high-grade glioma. The study met its primary endpoint, with six-month progression-free survival of 48.9% versus a pre-specified 20% benchmark for standard of care (p = 0.0047). Median overall survival was 26.09 months, with overall survival rates of 60.9% at 12 months and 54.1% at 24 months. No major toxicities were reported, and adverse events were predominantly low grade.

●	Compassionate Use in Abu Dhabi: In October, the Company reported that, according to his treating physicians, a critically ill three-year-old boy with an aggressive brain tumor treated with investigational NEO100 under NeOnc’s Compassionate Care program in Abu Dhabi began breathing independently without ventilator support and moving his legs. These observations involve a single patient and do not establish that NEO100 caused the improvement.

NEO212 Development

●	FDA Written Feedback on CMC Development: In July, the Company received written feedback from the FDA on the chemistry, manufacturing and controls program for NEO212 and the planned transition from a capsule to a tablet formulation, which NeOnc is incorporating into its NEO212 development plan.

Abu Dhabi

●	Memorandum of Understanding with the Department of Health – Abu Dhabi: In October, NeOnc and the Department of Health – Abu Dhabi signed a memorandum of understanding to collaborate on CNS oncology research, clinical development methods, real-world evidence, and training and capacity-building, and to explore proposed clinical collaboration and a potential regional presence for NeOnc, subject to separate agreements and approvals. The MoU builds on the Investigational New Drug authorizations the Department of Health – Abu Dhabi granted for NEO100 and NEO212 in June 2026.

●	Abu Dhabi Future Health Summit: Mr. Heshmatpour spoke on October 22 on “The Investment Lens: Banking on Prediction” panel at the Abu Dhabi Future Health Summit 2026, addressing the financing of clinical development, international collaboration and biomarker-informed drug development.

Corporate and Financial

●	$15 Million Registered Direct Offering: On September 10, 2026, the Company closed a registered direct offering priced at-the-market under Nasdaq rules with new and existing healthcare-focused institutional investors for gross proceeds of approximately $15 million, before deducting placement agent fees and other offering expenses. Roth Capital Partners and A.G.P./Alliance Global Partners acted as co-placement agents.

●	Redemption of Series A Convertible Preferred Stock: In September, the Company redeemed all 6,000 outstanding shares of its Series A Convertible Preferred Stock for approximately $5.8 million in cash, a discount to the aggregate stated value of $6.0 million, using a portion of the offering proceeds. No shares of common stock were issued in the redemption, eliminating the potential dilution associated with the preferred stock.

●	Insider Purchases: Following the Phase 2a results, Mr. Heshmatpour and Dr. Chen purchased a combined 160,016 shares of NeOnc common stock for approximately $629,000 in open-market transactions using personal funds.

●	Board Appointments: The Company appointed Nasim Shomali to its Board of Directors, effective July 1, 2026, following the resignation of Ming-Fu (Alan) Chiang, MD, PhD, MBA, in June 2026. The Company also appointed Ali Alabedin, Head of Islamic Banking Group at First Abu Dhabi Bank, to its Board of Directors, effective October 9, 2026. Mr. Alabedin succeeds Steven L. Giannotta, MD, who will continue to serve on NeOnc’s Scientific Advisory Board.

●	National Television: Mr. Heshmatpour and Dr. Chen were featured on Health Uncensored with Dr. Drew on Fox Business Network, discussing NeOnc’s approach to reaching brain tumors without surgery or systemic chemotherapy.

Financial Results for Q3 2026

●	Cash position: As of September 30, 2026, the Company had cash and cash equivalents of approximately $6.2 million, compared with approximately $2.0 million as of June 30, 2026. The increase primarily reflects net proceeds of approximately $13.9 million from the September registered direct offering, partially offset by the approximately $5.8 million cash redemption of the Series A Convertible Preferred Stock and cash used in operations. The Company also maintained an undrawn $10.0 million line of credit with HCWG, a related party, subject to the terms of the facility, and approximately $73.8 million remained available under its at-the-market offering program with BTIG, LLC and A.G.P./Alliance Global Partners.

●	G&A expenses: General and administrative expenses decreased to $0.6 million from $0.9 million in Q3 2025, reflecting the reversal of previously accrued compensation, lower business development costs and lower travel expenses, partially offset by continued advertising, marketing and investor relations costs.

●	R&D expenses: Research and development expenses were $1.3 million, compared with $0.7 million in Q3 2025. The increase reflects NeOnc’s continued investment in clinical execution, including the addition of clinical trial sites, drug-product manufacturing to support ongoing and planned clinical trials, the NEO100-03 pediatric trial, patient recruitment, data-lock and analysis activities for the NEO100 Phase 2a study, and design of the Phase 2a trial of NEO212, partially offset by the reversal of previously accrued laboratory fees.

●	Net loss: Net loss was $4.4 million in Q3 2026, compared with $8.6 million in Q3 2025. The 49% decrease was driven primarily by lower non-cash stock-based compensation expense, lower operating expenses, lower interest expense on the convertible promissory notes repaid in January 2026, and a noncash gain on the change in fair value of the Series A derivative liability. Net loss attributable to common stockholders was $7.3 million, or $(0.28) per basic and diluted share, compared with $8.6 million, or $(0.45) per basic and diluted share, in Q3 2025. Net loss attributable to common stockholders in Q3 2026 included $2.8 million of noncash deemed dividends related to the redemption of the Series A Convertible Preferred Stock and a down-round adjustment of previously issued warrants. Total operating expenses were $5.8 million, compared with $6.9 million in Q3 2025, and included approximately $0.3 million of noncash stock-based compensation. Excluding this noncash expense, total operating expenses were approximately $5.6 million. A reconciliation of this non-GAAP measure is provided below.

●	Nine-month results: Net loss for the nine months ended September 30, 2026, was $27.5 million, compared with $46.6 million for the same period in 2025. Net cash used in operating activities was $16.8 million for the nine months ended September 30, 2026, and 2025. The difference between cash used in operations and the net loss for the period primarily reflects non-cash charges, including $8,651,875 of stock-based compensation.

Reconciliation of GAAP Total Operating Expenses to Non-GAAP Total Operating Expenses Excluding Stock-Based Compensation (unaudited)

Three Months Ended September 30, 2026
GAAP total operating expenses	$5,834,350
Less: Non-cash stock-based compensation expense	(267,565)
Non-GAAP total operating expenses excluding stock-based compensation	$5,566,785

About NEO100

NEO100 is a highly purified form of perillyl alcohol administered intranasally. Its delivery approach is designed to provide a non-invasive route to the brain. NEO100 remains investigational, and its safety and efficacy have not been established.

About NEO212

NEO212 is an investigational oral conjugate of temozolomide and NEO100. It is being studied for CNS cancers, including recurrent glioblastoma. Preclinical studies support further evaluation of its potential activity and delivery characteristics; clinical efficacy and safety have not been established. NEO212 is being developed under an FDA investigational new drug application.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage biopharmaceutical company developing therapies for central nervous system cancers. Its investigational programs include intranasal NEO100 and oral NEO212. NEO212 has completed Phase 1 dose escalation and is advancing toward Phase 2 development. NeOnc exclusively licenses a worldwide portfolio of issued patents and pending applications from the University of Southern California related to NEO100, NEO212 and other drug candidates and delivery approaches.

For more information, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s clinical development programs and the clinical potential of NEO100. Forward-looking statements in this release also include statements regarding the clinical potential of NEO212 and the planned presentation of data at the Society for Neuro-Oncology Annual Meeting. Forward-looking statements in this release further include statements regarding the Company’s activities in Abu Dhabi, including under its memorandum of understanding with the Department of Health – Abu Dhabi, and the Company’s cash position, capital resources and ability to fund its operations. These statements reflect current expectations and involve risks and uncertainties. NEO100 is investigational and has not been approved by any regulatory authority; future studies may not demonstrate safety or efficacy; clinical development remains subject to applicable clinical, regulatory and institutional requirements; and no regulatory pathway or marketing approval is assured. NEO212 is also investigational and has not been approved by any regulatory authority. The NEO100 Phase 2a study was a single-arm, open-label study that was not powered as a confirmatory trial, and results from compassionate use involving individual patients may not be predictive of results in clinical trials. The memorandum of understanding with the Department of Health – Abu Dhabi is not binding, and any clinical collaboration or regional activities remain subject to separate agreements and approvals. The Company will require substantial additional capital to fund its operations, which may not be available on acceptable terms or at all. Actual results may differ materially. Readers should consider the risk factors described in the Company’s most recent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release.

The Company undertakes no obligation to update forward-looking statements except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:

info@neonc.com

Investor Contact:

Jon Nugent

Jon Nugent Communications

jon@jonnugent.com

205-566-3026

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